Exhibit 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President — Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports 2006 Fourth Quarter and Full Year Results

ALPHARETTA, GEORGIA — March 7, 2007 (NYSE:NP) — Neenah Paper, Inc. today reported income from continuing operations for the fourth quarter 2006 of $3.2 million, or $0.21 per diluted common share, compared with a loss from continuing operations of $2.7 million, or $0.18 per diluted common share, for the fourth quarter of 2005. Net sales for the fourth quarter 2006 increased 30 percent versus the prior year to $177.2 million, while operating income increased from $0.6 million in the fourth quarter 2005 to $9.0 million in the current quarter. Fourth quarter 2006 results reflect the inclusion of Neenah’s German operations, which were acquired from FiberMark on October 11, 2006.

Commenting on the performance, Sean Erwin, Chairman and Chief Executive Officer said, “Results for the fourth quarter were well ahead of last year, reflecting significant improvement in pulp operations resulting from both higher selling prices and improved costs, a more favorable pricing environment in our paper segments, and growth in Technical Products. Our businesses continued to generate strong cash flows, providing us with sound financial footing and flexibility to act on attractive opportunities like the Fox River acquisition. We made good progress during the quarter toward integrating our German operations and look forward to being able to deliver even more efficiencies as we consolidate Fox River with our fine paper business.”

Fine Paper net sales of $54.7 million in the fourth quarter 2006 compared with $55.4 million in the fourth quarter 2005. Volumes in the current quarter were less than one percent below the same quarter in 2005. Operating income of $12.3 million in the fourth quarter of 2006 declined from $13.1 million in the fourth quarter of 2005. The change resulted from lower sales and increased manufacturing costs, including significantly higher prices for hardwood pulp.

Technical Products net sales of $82.8 million in the fourth quarter of 2006 include Neenah Germany and increased from $31.6 million in the same period of 2005. Net sales for the fourth quarter without Germany grew five percent versus the prior year due to higher selling prices and an improved mix. Operating income for the fourth quarter of 2006 of $3.4 million compared to $2.5 million in the fourth quarter of 2005. The higher operating income in 2006 was due to the inclusion of our German operations but also included certain non-recurring items totaling approximately $2 million to write-up the value of beginning inventory acquired in Germany and for integration costs. Higher input costs in the fourth quarter of 2006 were largely offset by improved selling prices.

Net sales for Pulp in the fourth quarter 2006 were $39.9 million compared with $49.9 million for the same period of 2005. Shipments were unusually low in the most recent quarter, decreasing approximately 25 percent versus the prior year due to a build in inventory in the fourth quarter 2006 and timing of deliveries for certain international orders. Benefits of higher selling prices in 2006 were largely offset by losses on pulp hedges, which totaled more than $4 million in the most recent quarter. Operating losses of $3.4 million in the fourth quarter 2006 improved significantly versus losses of $13.6 million in the same quarter of 2005 and both periods included the impact of higher spending associated with the Pictou mill annual maintenance down. Improvements in the fourth quarter of 2006 resulted from productivity gains and cost reductions at Pictou, including lower spending related to the annual down. Gains on currency hedges of $2 million in the fourth quarter of 2006 helped to mitigate the impact of a stronger Canadian dollar. Operating income also included a gain of $1.4 million for amortization of the $9.0 million deferred gain related to the June 2006 sale of timberlands. This deferred gain is being amortized through December 2007.

Selling, general and administrative expense increased from $12.5 million in the fourth quarter 2005 to $16.9 million in the current quarter. This increase reflected the inclusion of costs for Neenah Germany, as well as higher expenses in 2006 for stock-based compensation and depreciation of the company’s investment in a new ERP system. Net interest expense was $5.1 million in the fourth quarter of 2006, increasing $0.7 million from the fourth quarter 2005 as a result of new borrowings to finance the German acquisition. The effective tax rate in the fourth quarter 2006 was approximately 16 percent, compared with 29 percent in the fourth quarter of 2005. The reduction in rate was due to changes in the mix of income between segments and other structural changes following the acquisition of Neenah Germany.

Year-To-Date

For the full year ending December 2006, net sales of $594.3 million increased 11 percent compared to the same period in 2005. Excluding sales from the acquired German operations, revenues increased two percent, with growth in all three segments. Year to date income from continuing operations was $95.4 million, compared with $22.3 million in 2005. Net income in 2006 included after-tax gains of $77.5 million, or $5.22 per diluted common share, related to the sale of timberlands. Total earnings per share from continuing operations were $6.43 in 2006 and compared to $1.51 in 2005.  After excluding the gain from the timberlands sale, net income declined in 2006 as a result of a stronger Canadian dollar, increased raw material and energy costs, losses on pulp price hedges, and higher corporate expenses that offset the benefits of higher volumes and selling prices. Corporate expense increased primarily due to the adoption in January 2006 of SFAS 123R to expense stock-based compensation and from depreciation of costs associated with installing a new ERP system.

Discontinued Operations

The company’s Terrace Bay pulp operation, excluding certain post-retirement obligations, was transferred to Terrace Bay Pulp Inc. and Eagle Logging Inc. on August 29, 2006. Results from Terrace Bay have been classified as discontinued operations for all periods presented.

Losses for discontinued operations in the fourth quarter of 2006 were $0.5 million and compared to a net loss of $35.0 million in the fourth quarter of 2005. Results in 2005 included an after-tax charge of approximately $33.1 million for impairment of Terrace Bay assets. For the full year, net losses from discontinued operations were $32.9 million in 2006 and $52.0 million in 2005. Losses in 2006 included $20.3 million related to the sale of the mill and settlement of the pension plan.  Losses in 2005 included $36.9 for impairment and restructuring of Terrace Bay assets.

Outlook

The company indicated the following items are likely to influence results in 2007 or comparisons with 2006:

•              Pulp prices have continued to strengthen and market forecasts indicate 2007 northern softwood prices may exceed 2006 by over $50/MT on average, with larger year-on-year differentials occurring in the first half of 2007.

•              All remaining pulp price hedges expired by December 2006 and the company has no current plans to enter into similar new hedges. In 2006, the company incurred losses of approximately $11 million on these hedges.

•              The annual maintenance down for Pictou is scheduled in the second quarter 2007 and was completed in the fourth quarter of 2006.

•              Capital spending in 2007 is expected to be $50-55 million, including spending for both Neenah Germany and Fox River Paper.

•              Results in 2007 will include a full year of Neenah Germany, which was purchased on October 11, 2006, and a partial year for Fox River Paper, which was acquired on March 1, 2007.

CONFERENCE CALL

As previously announced, Neenah Paper will hold a conference call to discuss fourth quarter earnings and other matters of interest at 11 a.m. (Eastern) on Thursday, March 8. The call will be simultaneously broadcast over the World Wide Web, and stockholders and other interested parties are invited to listen to the live broadcast by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through March 30.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, STARWHITE®, ESSE®, KIMDURA® and MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has paper manufacturing operations in the United States and Germany, and a pulp mill and related timberlands in Nova Scotia, Canada. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S./Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings, and the successful integrations of the former Fox River business and Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

NEENAH PAPER INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005
Net Sales	$177.2	$136.0	$594.3	$534.7
Cost of products sold	154.8	124.9	502.3	438.7
Gross Profit	22.4	11.1	92.0	96.0
Selling, general and administrative expenses	16.9	12.5	56.9	49.4
Gain on sale of woodlands	(1.4)	-	(125.5)	-
Other income - net	(2.1)	(2.0)	(7.8)	(6.8)
Operating Income	9.0	0.6	168.4	53.4
Interest expense-net	5.1	4.4	16.5	18.2
Income (Loss) From Continuing Operations Before Income Taxes	3.9	(3.8)	151.9	35.2
Provision (benefit) for income taxes	0.7	(1.1)	56.5	12.9
Income (Loss) From Continuing Operations	3.2	(2.7)	95.4	22.3
Loss From Discontinued Operations	(0.5)	(35.0)	(32.9)	(52.0)
Net Income (Loss)	$2.7	$(37.7)	$62.5	$(29.7)

Earnings (Loss) Per Common Share:
Basic
Continuing Operations	$0.22	$(0.18)	$6.47	$1.51
Discontinued Operations	(0.04)	(2.38)	(2.23)	(3.53)
Basic	$0.18	$(2.56)	$4.24	$(2.02)

Diluted
Continuing Operations	$0.21	$(0.18)	$6.43	$1.51
Discontinued Operations	(0.03)	(2.38)	(2.22)	(3.52)
Diluted	$0.18	$(2.56)	$4.21	$(2.01)

Weighted Average Common
Shares Outstanding (000s)
Basic	14,775	14,741	14,757	14,739

Diluted	14,912	14,741	14,847	14,787

NEENAH PAPER INC AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005
Business Segment Data

Net Sales:
Fine Paper	$54.7	$55.4	$223.9	$222.3
Technical Products	82.8	31.6	183.1	130.6
Pulp	39.9	49.9	189.3	183.8
Intersegment Sales	(0.2)	(0.9)	(2.0)	(2.0)
Consolidated Total	$177.2	$136.0	$594.3	$534.7

Operating Income:
Fine Paper	$12.3	$13.1	$56.2	$58.4
Technical Products	3.4	2.5	9.2	10.5
Pulp	(3.4)	(13.6)	115.8	(9.0)
Unallocated corporate expenses	(3.3)	(1.4)	(12.8)	(6.5)
Consolidated Total	$9.0	$0.6	$168.4	$53.4

	December 31,
	2006	2005
Balance Sheet Data

Cash and Cash Equivalents	$1.6	$12.6

Adjusted Working Capital[1]	92.6	112.5

Total Debt	283.6	227.5

Stockholders’ Equity	184.9	165.3

Total Assets	744.7	537.0

	For the Years Ended December 31,
	2006	2005
Cash Flow Data

Cash Provided By Operating Activities	$65.8	$22.8

Depreciation and amortization	30.2	29.0

Stock-based compensation	5.8	0.8

Capital expenditures	25.1	25.7

Pension contributions[2]	24.5	20.3

Notes:

1	-	Adjusted working capital consists of all current assets and current liabilities, net of cash and debt payable within one year.

2	-	Cash contributions to pension trusts, including $10.8 million in August 2006 for partial settlement of Ontario plan.